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                                                                  EXHIBIT 10.07

                    TAX SHARING AND INDEMNIFICATION AGREEMENT

         THIS TAX SHARING AND INDEMNIFICATION AGREEMENT ("Agreement") is entered into as of July 31, 1997, by and between Equifax Inc., a Georgia corporation ("Equifax"), and ChoicePoint Inc., a Georgia corporation ("Controlled").

         WHEREAS, Equifax is the common parent and Controlled is currently a member of an "affiliated group", as that term is defined in Section 1504 of the Code, which currently files consolidated federal income tax returns; and

         WHEREAS, Controlled is a holding company and a wholly-owned subsidiary of Equifax; and

         WHEREAS, Controlled owns or will own prior to the Distribution 100% of the stock of Equifax Services Inc., a Georgia corporation ("Services"), which carries on the business, primarily throughout the United States and the United Kingdom, of compiling various underwriting, claims, and other information for inclusion in reports sold primarily to life and health, property and casualty, and commercial insurance customers; and

         WHEREAS, that certain Distribution Agreement Plan of Reorganization and Distribution, dated July 31, 1997, by and between Equifax and Controlled, and any exhibits thereto (the "Plan"), provides for the distribution to the holders of Equifax common stock all of the outstanding shares of the common stock of Controlled; and

         WHEREAS, as a consequence of the Distribution, Controlled will no longer be a subsidiary of Equifax and will no longer be a member of Equifax's affiliated group; and

         WHEREAS, pursuant to Treas. Reg. Section 1.1502-6, Equifax and each subsidiary which was a member of Equifax's affiliated group during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of that group for such year; and

         WHEREAS, the Equifax Group and the Controlled Group desire to set forth their rights and obligations with respect to foreign, federal, state and local taxes due for periods both before and after the Distribution and with respect to certain tax and other liabilities that may be asserted in connection with the Distribution;

         NOW THEREFORE, Equifax on behalf of itself and members of the Equifax Group and Controlled, on behalf of itself and members of the Controlled Group, in consideration of the mutual covenants contained herein, agree as follows:

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                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following definitions shall apply:

         1.1 Affiliated Group means an affiliated group of corporations within the meaning of Section 1504(a) (determined without regard to the exceptions contained in Section 1504(b)) of the Code for the taxable period in question.

         1.2 Code means the Internal Revenue Code of 1986, as amended from time to time.

         1.3 Consolidated Returns means the consolidated United States federal income tax returns of the affiliated group of which Equifax is the common parent for consolidated return years beginning before the Date of Distribution and any consolidated, combined or similar state income tax returns of any members of the Equifax Group for taxable years beginning before the Date of Distribution (including, in each case, any amendments thereto).

         1.4 Controlled Group means (i) with respect to any period prior to the Date of Distribution, Controlled, Services, PRC Corporation, Inc., Osborn Laboratories, Inc. ("Osborn"), Professional Test Administrators, Inc., Equifax Government and Special Systems, Inc., ChoicePoint Ltd. and each of Osborn's wholly owned subsidiaries, and (ii) with respect to any period on or after the Date of Distribution, the Affiliated Group of which Controlled or any successor of Controlled is the common parent.

         1.5 Date of Distribution or Distribution Date means the date Equifax ceases to own 80% of the vote and value of the stock of Controlled within the meaning of Section 1504 of the Code.

         1.6 Distribution shall mean the distribution by Equifax of all of the stock of Controlled to Equifax shareholders pursuant to the Plan.

         1.7  Effective Time means 5:00 p.m. EDT on July 31, 1997.

         1.8 Equifax Group means, for each taxable period, the Affiliated Group of which Equifax or any successor of Equifax is the common parent, provided, however, Equifax Group shall not include the Controlled Group.

         1.9 Expenses means out-of-pocket expenses and shall not include any overhead or indirect costs.

         1.10 Fifty Percent Acquisition or 50% Acquisition means an acquisition by 1 or more persons of fifty percent or more of the vote or value of the stock of either Equifax or Controlled where the Parties fail to prove that such acquisition is not part of the same



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overall plan or series of related transactions that includes the Distribution;
provided, however, that an acquisition shall constitute a 50% Acquisition only if such acquisition causes the nonacquired Party to be taxed under subsequently enacted legislation. For purposes of determining whether a 50% Acquisition has occurred, an acquisition of assets of Equifax or Controlled (e.g., pursuant to a reorganization described in subparagraphs (A), (C) or (D) of section 368(a)(1) of the Code) shall be treated as an acquisition of stock to the extent provided by subsequently enacted legislation.

         1.11 Final Determination means the final resolution of liability for any Tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions, except that a Form 870 or 870-AD, successor form, or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction which has become final and unappealable; (iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code or any subsequently enacted corresponding provisions of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition by reason of the expiration of the applicable statute of limitations.

         1.12 IRS means the Internal Revenue Service.

         1.13 Party means either of the parties to this Agreement.

         1.14 Plan is defined in the recitals to this Agreement.

         1.15 Restructuring Taxes means any Taxes incurred in connection with
(i) the contribution of the stock of Services, the stock of EGSS, the stock of Osborn and certain other assets to Controlled, including the assumption of liabilities related thereto (the "Contribution"), or (ii) the distribution of the stock of Controlled pursuant to the Plan including, without limitation, any transfer Taxes or any Tax imposed pursuant to or as a result of any section of the Code. If the Distribution otherwise qualifies under Section 355 of the Code and, following the Distribution, a Party enters into a 50% Acquisition, then any Taxes imposed upon the other Party shall constitute "Restructuring Taxes."

         1.16 Tainting Act means any breach, caused by one or more members of the Controlled Group (or their less than wholly-owned subsidiaries), of any written representation or other statement given in connection with an IRS letter ruling or legal opinion obtained by Equifax (relating to the Contribution or Distribution) or contained in Section 2.6.


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         1.17 Tax or Taxes means all forms of taxation, whenever created or imposed, whether domestic or foreign, and whether imposed by a nation, locality, municipality, government, state, federation, or other body (a "Taxing Authority"), and without limiting the generality of the foregoing shall include net income, alternative or add-on minimum tax, gross income, sales, use, franchise, gross receipts, value added, ad valorem, profits, license, payroll, withholding, social security, unemployment insurance, employment, property, transfer, recording, excise, severance, stamp, occupation, premium, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority. For purposes of this Agreement, Taxes are "attributable" to a member of the Controlled Group or the Equifax Group if such Taxes are imposed as a result of, or in connection with, the income, assets, employees, or business operations of such member. The fact that a member of the Controlled Group or the Equifax Group prepared or filed a return with respect to any Taxes is not relevant in determining whether such Taxes are "attributable" to such member.

         1.18 Tax Benefit means any Tax Item which decreases Taxes paid or payable.

         1.19 Tax Controversy means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding by or against the IRS or any other Taxing Authority.

         1.20 Tax Item means any item of income, gain, loss, deduction, credit, recapture of credit or any other item, including, but not limited to, an adjustment under Code Section 481 resulting from a change in accounting method, which increases or decreases Taxes paid or payable.

         1.21 Tax Returns means all reports, estimates, declarations of estimated tax, information statements, returns or other documents required or permitted to be filed with a Taxing Authority in connection with any Taxes, including but not limited to requests for extensions of time, information statements and reports, claims for refund, and amended returns.

                                   ARTICLE II

       PRE-EFFECTIVE TIME, POST-EFFECTIVE TIME, AND OTHER TAX LIABILITIES

         2.1  Equifax Group.

              (a) Current and Prior Periods. Except as otherwise provided in this Agreement, Equifax shall pay, on a timely basis, all Taxes attributable to the Equifax Group that are imposed for the portion of the taxable year 1997 that includes and precedes the Effective Time (the "1997 Equifax Taxes") and for all periods ending prior to the Effective Time. Equifax hereby assumes all such liability and shall indemnify and hold harmless Controlled and any member of the Controlled Group from and against any share



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or amount of the 1997 Equifax Taxes and all Taxes attributable to the Equifax
Group that are imposed for periods ending on or prior to the Effective Time.

              (b) Future Periods. Except as otherwise provided in this Agreement, Equifax shall pay, on a timely basis, all Taxes attributable to the Equifax Group that are imposed for any period beginning after the Effective Time (and, to the extent not already included in this sentence, all Taxes attributable to the Equifax Group that are imposed for the portion of the taxable year 1997 following the Effective Time), and shall indemnify and hold harmless Controlled and any member of the Controlled Group from and against all such Taxes.

              (c) NonCalendar Years. If a taxable year of a member of the Equifax Group with respect to a particular Tax is not the calendar year, then all Taxes attributable to such member imposed for calendar year 1996 and 1998 shall be included in subsections 2.1(a) and 2.1(b), respectively, to the extent not already included in those subsections.

         2.2  Controlled Group.

              (a) Current and Prior Periods. Except as otherwise provided in this Agreement, Controlled shall pay, on a timely basis, all Taxes attributable to the Controlled Group that are imposed for the portion of the taxable year 1997 that includes and precedes the Effective Time (the "1997 Controlled Taxes") and for all periods ending on or prior to the Effective Time. Controlled hereby assumes all such liability and shall indemnify and hold harmless Equifax and any member of the Equifax Group from and against any share or amount of the 1997 Controlled Taxes and all Taxes attributable to the Controlled Group that are imposed for periods ending on or prior to the Effective Time.

              (b) Future Periods. Controlled shall pay, on a timely basis, all Taxes attributable to the Controlled Group that are imposed for any period beginning on or after the Effective Time (and, to the extent not already included in this sentence, all Taxes attributable to the Controlled Group that are imposed for the portion of the taxable year 1997 following the Effective
Time), and shall indemnify and hold harmless Equifax and any member of the Equifax Group from and against all such Taxes.

              (c) Indemnification for Basket Amount and Amount in Excess of Basket. Notwithstanding anything contained in subsection 2.2(a) to the contrary, Equifax shall indemnify and hold Controlled harmless for any additional Taxes paid by Controlled, including additional 1997 Controlled Taxes, in excess of the Basket Amount resulting from an examination by a Taxing Authority, where such Taxes are attributable to the Controlled Group and are imposed for any period that precedes the Effective Time. If, for any reason, any such additional Taxes are paid to the Taxing Authority by Equifax, Controlled agrees to indemnify and hold Equifax harmless for any such Taxes (minus any Tax Benefit received by Equifax resulting from such payments, plus any additional Taxes resulting from such indemnification) up to the Basket Amount. For purposes of this subsection 2.2(c) only, the terms "Taxes" and "1997 Controlled Taxes" as defined in this


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Agreement shall not include net income, sales, use, or alternative minimum taxes. In no event shall the sum of any such additional Taxes paid by Controlled and any indemnity payments made by Controlled under this subsection 2.2(c) exceed the Basket Amount. In determining the amount, if any, of an indemnification obligation by Controlled under this subsection 2.2(c) in the case where both Equifax and Controlled pay a portion of such additional Taxes, the additional Taxes paid by Controlled shall be considered and applied against the Basket Amount first. The Basket Amount in each case shall be $2 million plus the Tax Benefit, if any, allowable to Controlled resulting from such payments, reduced by any Taxes incurred as a result of the receipt by Controlled of indemnification pursuant to this subsection 2.2(c). Payments required to be made pursuant to this subsection 2.2(c) shall be made in immediately available funds within thirty (30) days after written demand therefor from the other Party.

              (d) NonCalendar Years. If a taxable year of a member of the Controlled Group with respect to a particular Tax is not the calendar year, then all Taxes attributable to such member imposed for calendar year 1996 and 1998 shall be included in subsections 2.1(a) and 2.1(b), respectively, to the extent not already included in those subsections.

         2.3  Restructuring Taxes.

              (a) Generally. Except as otherwise provided in subsections (b),
(c), or (d) hereof, Equifax shall pay, and shall indemnify and hold harmless Controlled and any member of the Controlled Group from and against, any and all Restructuring Taxes.

              (b) Payment/Indemnification for Tainting Acts. Anything in this
Article II to the contrary notwithstanding, Controlled shall pay, and shall indemnify and hold Equifax harmless from and against, (i) any Restructuring Taxes, (ii) any liability resulting from a decision that Equifax is liable to Equifax's or Controlled's shareholders because of a Final Determination that the Distribution is taxable, and (iii) any additional Taxes described in Section 7.4 and related Expenses payable by Equifax by reason of the receipt of a payment from (or the payment by) Controlled described in this subsection 2.3(b), but in any case only to the extent such Restructuring Taxes or liability to shareholders is due exclusively to a Tainting Act.

              (c) Payment/Indemnification for Combined Breach. Anything in this Article II to the contrary notwithstanding, in the event of a Final Determination that Restructuring Taxes are due to a Taxing Authority and such Restructuring Taxes are caused by both a Tainting Act, and a breach, caused solely by any member of the Equifax Group, of any written representation or statement given in connection with an IRS letter ruling or legal opinion obtained by Equifax or contained in Section 2.6 of this Agreement, or, alternatively, such Restructuring Taxes are caused in part by one or more members of the Equifax Group and in part by one or more members of the Controlled Group (or their less than wholly-owned subsidiaries), then the liability of Equifax and Controlled for any Restructuring Taxes arising from such Final Determination and any liability to




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shareholders arising from such Final Determination shall be borne fifty percent
(50%) by Equifax and fifty percent (50%) by Controlled. Each Party, jointly and severally with its Affiliated Group, agrees to pay and to indemnify and hold the other Party harmless from and against the amount of Restructuring Taxes and liability to shareholders allocated to such first Party under this subsection 2.3(c).

              (d) Payment/Indemnification Absence of Any Breach. Anything in this Article II to the contrary notwithstanding, in the event of a Final Determination that Restructuring Taxes are due to a Taxing Authority and such Restructuring Taxes are not caused by (i) a Tainting Act, (ii) a breach, caused by any member of the Equifax Group, of any representation given in connection with an IRS letter ruling obtained by Equifax or contained in Section 2.6 of this Agreement, or (iii) a combined breach described in subsection 2.3(c), then the liability of Equifax and Controlled for any Restructuring Taxes arising from such Final Determination and any liability to shareholders arising from such Final Determination shall be borne ninety percent (90%) by Equifax and ten percent (10%) by Controlled. Each Party, jointly and severally with its Affiliated Group, agrees to pay and to indemnify and hold the other Party harmless from and against the amount of Restructuring Taxes and liability to shareholders allocated to such first Party under this subsection 2.3(d).

         2.4 Payment of 1997 Controlled Estimated Tax Liabilities. Controlled shall pay to Equifax an amount equal to the estimated aggregate amount of Taxes that would be owed by the Controlled Group for taxable year 1997 where such Taxes must be paid by Equifax as part of a Consolidated Return (the "1997 Controlled Estimated Tax Liabilities"). Such estimated amount shall be computed in a manner consistent with the intercompany allocation of consolidated federal and state tax liabilities applied in prior periods. Notwithstanding the above, such estimated amount shall not include amounts related to separate returns filed on a combined unitary basis, except to the extent consistent with how the tax liabilities on such returns were allocated in prior years. Payment of the 1997 Controlled Estimated Tax Liabilities is due on or before the tenth (10th) day after receipt by Controlled of the applicable computations prepared by Equifax.

         2.5 Adjustment of 1997 Controlled Estimated Tax Liabilities. Upon the filing of the Equifax Group's 1997 Consolidated Returns, the 1997 Controlled Estimated Tax Liabilities as of the Distribution Date shall be restated and adjusted by Equifax based upon information then available. An adjusting payment shall be made by Equifax or Controlled as is required by any restatement or adjustment of the 1997 Controlled Estimated Tax Liabilities. Such payment is due on or before the tenth (10th) day after receipt by Controlled of the applicable computations prepared by Equifax.

         2.6 Representations and Covenants. Each of Equifax and Controlled represents to the other that neither it nor its representatives have knowingly misstated or omitted a material fact in connection with Equifax obtaining an IRS letter ruling or a legal opinion relating to the Distribution or Contribution. In addition, each of Equifax and Controlled represents to the other that (i) it is not currently engaged in any negotiations


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involving a transaction that, if consummated, would constitute a 50%
Acquisition, and (ii) it will neither engage in negotiations nor consummate a business combination that constitutes a 50% Acquisition. Each of Equifax and Controlled represents to the other that it has not and will not do anything that would cause the Distribution or the Contribution to be taxable under federal or state income tax laws. Further, Controlled agrees that, for two years following the Distribution, it will not issue any Controlled stock, options to acquire Controlled stock or any other equity instrument until it has received an opinion of counsel to the effect that such issuance will not adversely affect the ruling or opinion regarding the Distribution or Contribution obtained by Equifax and the board of directors of Controlled has approved of such issuance. In approving of such an issuance, the board of directors of Controlled will consider relevant factors, including representations made to the IRS to obtain the ruling, the actual IRS ruling issued, and current IRS policy regarding Revenue Procedure 96-39, 1996-1 I.R.B. 33.

                                   ARTICLE III
                                REFUNDS OF TAXES

         Each Party shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Taxing Authority with respect to any Tax Returns filed or to be filed by such Party in accordance with Article V of this Agreement, provided, however, Controlled shall be entitled to retain or be paid all such refunds with respect to any Taxes to the extent such Taxes exclusively pertain to property or operations of the Controlled Group. Notwithstanding anything contained in this Article III to the contrary, Equifax shall be entitled to be paid and to retain, and Controlled shall not be entitled to retain and shall be required to pay over to Equifax, any refunds of Tax received to the extent (i) Equifax indemnified Controlled for the Taxes attributable to such refunds, or (ii) Equifax paid to the Taxing Authority the Taxes attributable to such refunds and Equifax has not been indemnified by Controlled.

                                   ARTICLE IV
                      CARRYBACKS FROM SEPARATE RETURN YEARS

         4.1 General. Anything herein to the contrary notwithstanding, with the prior written consent of Equifax, which consent may not be unreasonably withheld, the Controlled Group may elect to carry back to any taxable period beginning before the Date of Distribution any tax attribute, including without limitation, any net operating or other loss or credit, arising in any taxable period beginning after the Date of Distribution which the Controlled Group may properly elect to carry back for federal income tax purposes or combined state tax purposes to a Consolidated Return. With respect to any such carryback, Equifax agrees to file such claims for refund and other returns as may be required to claim the tax refunds attributable to such carryback items and to pay promptly after receipt to Controlled the cash amount of any refunds of Taxes, including the cash amount of any interest resulting from the utilization of such attributes, after taking into consideration any resulting increase or decrease in the Tax liability of any member of the


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Equifax Group. To the extent authorized by law, Equifax shall act as collection agent for the Controlled Group with respect to any such refund.

         4.2 Review and Expenses. The amount of any carryback by the Controlled Group shall be reviewed and approved (on the basis of tax information contained in Controlled's tax return) by Equifax's certified public accountants as to the amount and validity of such carryback. Controlled agrees to reimburse Equifax for its reasonable Expenses incurred in reviewing, filing and securing any Controlled refund claims hereunder.

         4.3 Subsequent Disallowance. In the event that any tax attribute for which Equifax has made a payment pursuant to Section 4.1 is subsequently reduced or disallowed, Controlled shall indemnify Equifax and hold it harmless from any Tax liability, including interest and penalties, incurred by reason of such reduction or disallowance.

                                    ARTICLE V
                             TAX RETURN PREPARATION

         5.1 Consolidated Returns.

             (a) Equifax shall prepare and timely file all Consolidated
Returns. Controlled shall have a reasonable period under the circumstances to review the 1996 and 1997 Consolidated Returns. The Consolidated Returns shall be prepared and filed by Equifax in compliance with applicable tax laws and on a basis that is consistent with any IRS letter ruling or legal opinion obtained by Equifax in connection with the Distribution or Contribution and, subject to the foregoing, consistent with Equifax's prior Consolidated Returns.

             (b) Controlled shall be responsible for preparing all information relating to the Controlled Group necessary for Equifax to prepare and file the Consolidated Returns. Such information shall include the annual federal and state, if any, tax work preparation package, necessary to enable Equifax to prepare the Consolidated Returns, completed and delivered to Equifax on or before the same deadline imposed upon other Equifax business units. Such information shall be used as the basis for Equifax's preparation of the Consolidated Returns.

             (c) Controlled and the Controlled Group shall agree to any election or consent reasonably requested by Equifax in connection with such Consolidated Returns and further agree not to elect to be excluded from any such return.

             (d) Controlled and the Controlled Group agree to cooperate with Equifax, at Equifax's expense, in the preparation of any valuation studies or other reports which are appropriate or necessary for the preparation of the Consolidated Returns.




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         5.2 Other Pre-Distribution Returns. All other Tax Returns of any member of the Equifax Group or the Controlled Group for periods beginning before the Distribution Date shall be filed by Equifax, except that any such Tax Returns pertaining exclusively to property or operations of the Controlled Group shall be filed by Controlled. Notwithstanding anything contained in this Section 5.2, Equifax shall continue to file all Tax Returns of the members of the Controlled Group for periods beginning before the Distribution Date if the Tax Return for such period is required to be filed on or prior to the Date of Distribution. Controlled shall have a reasonable period under the circumstances to review each such return.

         5.3 Post-Distribution Returns. All Tax Returns of any member of the Controlled Group for periods beginning on or after the Distribution Date shall be filed by Controlled, and all Tax Returns of any member of the Equifax Group for periods beginning on or after the Distribution Date shall be filed by Equifax.

         5.4 Cooperation; Exchange of Information. Each Party shall be responsible for the timely submission to the other Party of information of which it has knowledge regarding any Tax Item which may properly be included in any Tax Return to be filed by the other Party, and shall provide any and all other information and documentation (including, but not by way of limitation, working papers and schedules) reasonably requested by the other Party for use in connection with the preparation and filing of any Tax Returns.

                                   ARTICLE VI
                         TAX CONTROVERSIES AND RECORDS.

         6.1 Tax Controversies.

             (a) Except as otherwise provided in this Article VI, Equifax shall have full responsibility in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility hereunder (and, in any event, shall have full responsibility in handling, settling or contesting any Tax Controversy involving (i) Restructuring Taxes, or
(ii) Taxes for which Equifax could be liable pursuant to subsection 2.2(c) hereof) and, except as provided in this subsection 6.1(a), Controlled shall have full responsibility in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility, and any costs incurred in handling, settling or contesting any Tax Controversy shall be borne by the Party having full responsibility therefor. For purposes of this subsection 6.1(a), Equifax shall be treated as potentially liable for Taxes pursuant to subsection 2.2(c), notwithstanding the fact that the amount of such Taxes involved in the controversy is or becomes less than the Basket Amount.

             (b) The Party responsible for any Tax Controversy shall use all reasonable efforts (taking into consideration all relevant facts and circumstances known to



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the Party) to resist any deficiency assertions by any Taxing Authority regardless of which Party is ultimately responsible for any such Tax under this Agreement.

                  (c) Each Party shall give prompt notice to the other of any communication with the IRS or other Taxing Authority which may affect any Tax Item attributable to the other Party. Each Party shall give prompt notice to the other of any communication with the IRS or other Taxing Authority which relates to a Tax Controversy for which the other Party is responsible hereunder. Equifax shall notify Controlled promptly of any communication with the IRS or other Taxing Authority relating in whole or in part to (i) Restructuring Taxes for which Controlled could be liable pursuant to Section 2.3 hereof, or (ii) Taxes for which Controlled could be liable pursuant to Section 2.2 hereof (any proposed adjustment described in subsection 6.1(c)(i) and (ii) referred to as a "Controlled Indemnity Issue"). Controlled shall notify Equifax promptly of any communication with the IRS or other Taxing Authority relating in whole or in part to (iii) Taxes described in subsection 2.2(c) hereof (whether or not the amount of such Taxes exceeds the Basket Amount), (iv) any Restructuring Taxes (whether or not it is alleged that a member of the Equifax Group is at fault or is partially at fault), or (v) any Taxes for which Equifax could be liable pursuant to subsections 2.1(a) and 2.1(b) (each item described in subsection 6.1(c)(iii) through (v) referred to as an "Equifax Issue").

                  (d) Controlled shall have 30 days after receipt of such notice from Equifax within which to object to the proposed adjustment relating to a Controlled Indemnity Issue (that is not an Equifax Issue). If Controlled does not notify Equifax within such 30 day period that it objects to the proposed adjustment, then Equifax shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the issue, unless and until Controlled so notifies Equifax.

                  (e) If Controlled notifies Equifax that it objects to the proposed adjustment relating to a Controlled Indemnity Issue (that is not an Equifax Issue), then Equifax shall not thereafter consent to the adjustment or compromise of such Controlled Indemnity Issue without the consent of Controlled, but shall cooperate with Controlled to resolve the Controlled Indemnity Issue on a basis acceptable to Controlled. Prior to the issuance of a notice of proposed adjustment or similar stage in the proceedings, however, Equifax shall be responsible for the conduct of the audit, including matters pertaining to such Controlled Indemnity Issue. Equifax shall notify Controlled in advance of any conferences, meetings, and proceedings pertaining to the audit and, at its own expense, Controlled shall have the right to attend all such proceedings with any Taxing Authority, the subject matter of which is or includes such Controlled Indemnity Issue.

                  (f) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings, Controlled shall assume the conduct of all further proceedings, with counsel selected by it, at Controlled's sole expense, insofar as the proceedings relate to a Controlled Indemnity Issue (that is not an Equifax Issue), and thereafter Controlled



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and Equifax shall jointly be responsible for the conduct of proceedings to contest such Controlled Indemnity Issue.

                  (g) In the event that Equifax receives a notice of deficiency from the IRS, or a similar notice from any other Taxing Authority, and such notice relates exclusively to one or more Controlled Indemnity Issues (none of which are Equifax Issues) and does not relate to an Equifax Issue then:

                      (i)   Upon receiving a written request from
Controlled, given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency, or a court of similar jurisdiction with respect to Taxes imposed by any other Taxing Authority, Equifax shall timely file such petition (at Controlled's sole expense); or

                      (ii) If(1) Controlled does not request Equifax to file a petition for redetermination of the deficiency pursuant to subsection 6.1(g)(i) hereof, (2) Controlled requests that Equifax file a claim for refund, and (3) Controlled provides Equifax with sufficient funds to pay the deficiency relating to the Controlled Indemnity Issue, then Equifax (at Controlled's sole expense) shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

                      (iii) In the event that a judgment of the United
States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the Controlled Indemnity Issue, then Controlled shall have the right to cause Equifax to appeal from such adverse determination at Controlled's sole expense.

                      (iv)  Controlled and its representatives, at
Controlled's sole expense, shall be entitled to participate in (1) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is a Controlled Indemnity Issue (that is not an Equifax Issue), and (2) all appearances before any court, the subject matter of which is a Controlled Indemnity Issue (that is not an Equifax Issue).

                  (h) The right to participate referred to in subsection 6.1(g)(iv) hereof shall include the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to a Controlled Indemnity Issue (that is not an Equifax Issue).

                  (i) If the proposed adjustment relating to a Controlled Indemnity Issue is also an Equifax Issue (or if the proposed adjustment relates solely to an Equifax Issue that is not a Controlled Indemnity Issue), then Equifax shall be fully responsible for the conduct of the Tax Controversy, including matters pertaining to any Controlled Indemnity Issue, but Equifax shall use reasonable efforts to involve Controlled in the conduct of the Tax Controversy insofar as it relates to any Controlled Indemnity Issue. Equifax shall notify Controlled in advance of any such proceedings and, at its own expense, Controlled shall attend all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is or includes any Controlled Indemnity Issue. Controlled shall use all reasonable efforts to assist Equifax in resisting any deficiency assertions by any Taxing Authority relating to any such Controlled Indemnity Issue.

         6.2 Cooperation. Equifax and Controlled agree to afford full cooperation to one another and to their respective representatives, if any, in any Tax Controversy involving:

                    (a) any Tax Return filed or required to be filed by or for any member of the Equifax Group or the Controlled Group for any pre-Distribution period, or

                    (b) any item or issue affecting Equifax or Controlled's potential liability hereunder.

Such cooperation shall include, but not by way of limitation:

                    (i) preparing responses to information requests by any Taxing Authority;

                    (ii) making available books, records and other documentation (including, but not by way of limitation, working papers and schedules) relevant to such proceeding, and systems support for documentation furnished in electronic form;

                    (iii) making directors, officers or employees available to appear in person for interview or for testimony;

                    (iv) making employees available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder;

                    (v) executing powers of attorney, tax information authorizations and any other necessary or appropriate authorizations;

                    (vi) executing agreements with the Taxing Authority or other documents reasonably necessary or appropriate for the settlement or pursuit of the contest of such issue; and

                    (vii) doing whatever is reasonable in the circumstances to assist the other Party in proving that an acquisition does not constitute a 50% Acquisition.

         6.3 Record Retention. The Parties, on behalf of themselves and the members of their respective Affiliated Groups, agree to retain all books, records, returns, schedules, documents and all material papers or relevant items of information for periods prior to the Date of Distribution for the later of
(i) seven (7) years or (ii) the full period of the applicable statute of limitations, including any extensions thereof. If, under legislation enacted after the date of this Agreement, the statute of limitations with respect to a transaction does not begin to run until the IRS or other Taxing Authority is notified of the transaction, then the statute of limitations for purposes of subsection 6.3(ii) shall also not begin to run until such notification is given.

                                   ARTICLE VII
                                    PAYMENTS

         7.1 Payments in General. Any amount required to be paid by one Party to the other pursuant to this Agreement (other than the payments described in Sections 2.4 and 2.5 and subsections 2.2(c) and 6.1(g)(ii)) shall be paid in immediately available funds within thirty (30) days after written demand therefor from the other Party given after a Final Determination of the amount thereof.

         7.2 Interest on Late Payments. Any amount payable under this Agreement by one Party to another Party shall, if not paid within ten (10) business days after the due date specified in this Agreement, bear interest from such due date until the date paid at the applicable Federal short term rate as defined in
Section 6621 of the Code in effect on the due date.

         7.3 Notice. Equifax and Controlled shall give each other prompt notice of any payment that may be due under this Agreement.

         7.4 Tax Items. Except to the extent already provided for in this Agreement, the amount of any indemnification payment required hereunder shall take into account the Tax Benefit, if any, allowable to the indemnified Party resulting from the event giving rise to such indemnification payment and additional Taxes, if any, incurred by the indemnified Party resulting from such indemnification and any additional indemnification payment required by this section. The Parties will cooperate with each other to determine the amounts described in this section. This Section 7.4 shall not apply to subsection 2.2(c).

                                  ARTICLE VIII
                            ADMINISTRATIVE PROVISIONS

         8.1 Interest. Except as expressly provided herein, no obligation to pay or right to collect interest or other amounts shall arise by virtue of this Agreement.

         8.2 Agency. It is understood and acknowledged that in accordance with Treas. Reg. Section 1.1502-77, Equifax, as the common parent, is the agent for the members of the affiliated group of which Equifax is the common parent (including all members of the group with respect to taxable years beginning before the Date of Distribution) with respect to all matters referred to therein.

         8.3 Expenses. Each party to this Agreement hereby agrees to be responsible for all of the Expenses which it may incur in carrying out its duties hereunder.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

         Either Party may give the other written notice of any controversy or claim between the Parties arising out of or relating to this Agreement, or the breach hereof ("Claim") not resolved in the normal course of business. Within 10 days after delivery of the notice of a Claim, the receiving Party shall submit to the other a written response. The notice and response shall include a statement of such Party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that Party and of any other person who will accompany such executive in resolving the Claim. Within twenty (20) days after delivery of the first notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Claim. All reasonable requests for information made by one Party to the other will be honored.

         Claims not resolved through negotiation between executives within sixty
(60) days after the delivery of the first notice described above shall be submitted, upon application of either Party, for resolution by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be by a single arbitrator experienced in the matters that are at issue with respect to the Claim, which arbitrator shall be selected by the Parties in accordance with the Rules. The arbitration shall be conducted in Atlanta, Georgia (or at any other place agreed upon by the Parties and the arbitrator). The decision of the arbitrator shall be final and binding as to all matters at issue with respect to the Claim; provided, however, if necessary such decision may be enforced by either Party in any court of law having jurisdiction over the Parties or the subject matter of the Claim. Unless the arbitrator shall assess the costs and expenses of the arbitration proceeding and of the Parties differently, each Party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrator shall be shared equally by the Parties.

         All Claims shall be resolved only in accordance with the provisions of this Article IX; provided, however, that nothing contained herein shall preclude either Party from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Article IX hereof or to preserve the status quo pending resolution of Claims hereunder.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

         10.2 Amendment and Waiver. This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

         10.3 Successors and Assigns. Except to the extent provided by operation of law or as provided herein, neither this Agreement nor any rights hereunder shall be assignable or transferable by either Party hereto, without the prior written consent of the other Party hereto. Each Party hereby guarantees the performance of all actions, covenants, agreements and obligations provided under this Agreement of each of its subsidiaries. Each Party shall, upon the written request of the other Party, cause any of its subsidiaries to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of each Party. If one or more persons acquires all or substantially all of the assets of Equifax or Controlled, Equifax and Controlled each agree that, as a condition to the closing of such acquisition, such person or persons must agree to indemnify the nonacquired Party for any Restructuring Taxes incurred by that Party as a result of such acquisition.

         10.4 Term. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by the Parties or their successors and permitted assigns.

         10.5 Rights Confined to Parties. Nothing contained in this Agreement, expressed or implied, is intended to confer any rights, remedies or claims upon any person or entity other than the Parties hereto, the members of their Affiliated Groups, and their successors and permitted assigns.

         10.6 Notices. All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the Party to whom the same is directed at its address as follows:

                           If to Equifax, to:

                                    Equifax Inc.
                                    1600 Peachtree Street, N.W.
                                    Atlanta, GA  30309
                                    William J. Cleary
                                    Vice President, Corporate Tax
                                    Fax:  (404) 885-8878

                                    with a copy to:

                                    Bruce S. Richards
                                    Corporate Vice President, General Counsel
                                    Equifax Inc.
                                    1600 Peachtree Street, N.W.
                                    Atlanta, GA 30309
                                    Fax: (404) 885-8682.

                           If to ChoicePoint, to:

                                    ChoicePoint Inc.
                                    1000 Alderman Drive
                                    Alpharetta, GA  30005
                                    Attention:  David E. Trine
                                    Fax:  (770) 752-6233

                                    with a copy to:

                                    J. Michael de Janes, Esq.
                                    General Counsel
                                    ChoicePoint Inc.
                                    1000 Alderman Drive
                                    Alpharetta, GA  30005
                                    Fax:  (770) 752-5939

Either Party may, by written notice delivered to the other Party in accordance with this Section 10.6, change the address to which delivery of any notice shall thereafter be made.

         10.7 Effect of Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

         10.8 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia without regard to the conflicts of law rules of such state.

         10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

         10.10 Prior Tax Sharing Agreements. This Agreement shall supersede any and all tax sharing and indemnification (or similar) agreements between any of the members of the Equifax Group, on the one hand, and any of the members of the Controlled Group, on the other hand.

                                    EQUIFAX INC.

                                    /s/ Bruce S. Richards
                                    ---------------------------------------
                                    Bruce S. Richards
                                    Corporate Vice President and General Counsel

                                    CHOICEPOINT INC.

                                    /s/ Derek V. Smith
                                    ---------------------------------------
                                    Derek V. Smith
                                    President and Chief Executive Officer